EXHIBIT 10.2

2U, INC.
STOCK OPTION GRANT NOTICE
(AMENDED AND RESTATED 2014 EQUITY INCENTIVE PLAN)
(US)

2U, Inc. (the “Company”), pursuant to its Amended and Restated 2014 Equity Incentive Plan (the “Plan”), hereby grants to Optionholder an option to purchase the number of shares of the Company’s Common Stock set forth below (the “Option”).  This Option is subject to all of the terms and conditions as set forth in this Stock Option Grant Notice (this “Notice”), in the Option Agreement and in the Plan, both of which are attached to this Notice and incorporated in this Notice in their entirety.  Capitalized terms not explicitly defined in this Notice but defined in the Plan or the Option Agreement will have the same definitions as in the Plan or the Option Agreement, as applicable.  If there is any conflict between the terms in this Notice or the Option Agreement and the Plan, the terms of the Plan will control.

Optionholder:
Date of Grant:
Vesting Commencement Date:
Number of Shares Subject to Option:
Exercise Price (Per Share):
Total Exercise Price:
Expiration Date:

Type of Grant:	☐ Incentive Stock Option(1)	☐ Nonstatutory Stock Option

Exercise Schedule:	Same as Vesting Schedule

Vesting Schedule:

Payment:	By one or a combination of the following items (described in the Option Agreement):

☐ By cash or check
☐ By delivery of already-owned shares, if the Common Stock is publicly traded
☐ Pursuant to a “broker-assisted exercise” program, if the Common Stock is publicly traded
☐ If and only to the extent the option is a Nonstatutory Stock Option, and subject to the Company’s consent at or prior to the time of exercise, by a “net exercise” arrangement

Additional Terms/Acknowledgements:  Optionholder acknowledges receipt of, and understands and agrees to, this Notice, the Option Agreement, the Plan and any stock plan prospectus for this Plan.  As of the Date of Grant, this Notice, the Option Agreement, and the Plan set forth the entire understanding between Optionholder and the Company regarding the Option and supersede all prior oral and written agreements on the Option, with the exception, if applicable, of any compensation recovery policy that is adopted by the Company or is otherwise required by applicable law.  By accepting the Option, Optionholder consents to receive documents governing the Option by electronic delivery and to participate in the Plan through an online or electronic system established and maintained by the Company or another third party designated by the Company.

(1)  If this is an Incentive Stock Option, it (plus other outstanding Incentive Stock Options) cannot be first exercisable for more than $100,000 in value (measured by exercise price) in any calendar year.  Any excess over $100,000 is a Nonstatutory Stock Option.

1

2U, INC.	OPTIONHOLDER:

By:
Signature	Signature

Title:	Date:

Date:

ATTACHMENTS:  Option Agreement, Amended and Restated 2014 Equity Incentive Plan

2

ATTACHMENT I

OPTION AGREEMENT

2U, INC.
AMENDED AND RESTATED 2014 EQUITY INCENTIVE PLAN
OPTION AGREEMENT
(INCENTIVE STOCK OPTION OR NONSTATUTORY STOCK OPTION)
(US)

Pursuant to your Stock Option Grant Notice (“Grant Notice”) and this Option Agreement, 2U, Inc. (the “Company”) has granted you an option (the “Option”) under its Amended and Restated 2014 Equity Incentive Plan (the “Plan”) to purchase the number of shares of the Company’s Common Stock indicated in your Grant Notice at the exercise price indicated in your Grant Notice.  The Option is granted to you effective as of the date of grant set forth in the Grant Notice (the “Date of Grant”).  If there is any conflict between the terms in this Option Agreement and the Plan, the terms of the Plan will control.  Capitalized terms not explicitly defined in this Option Agreement or in the Grant Notice but defined in the Plan will have the same definitions as in the Plan.

The details of your Option, in addition to those set forth in the Grant Notice and the Plan, are as follows:

1.                                      VESTING.  Your Option will vest as provided in your Grant Notice.  Vesting will cease upon the termination of your Continuous Service.

2.                                      NUMBER OF SHARES AND EXERCISE PRICE.  The number of shares of Common Stock subject to your Option and the exercise price per share in your Grant Notice will be adjusted for Capitalization Adjustments as provided in the Plan.

3.                                      EXERCISE PRIOR TO VESTING (“EARLY EXERCISE”).  You may not exercise your Option prior to vesting.

4.                                      METHOD OF PAYMENT.  You must pay the full amount of the exercise price for the shares you wish to exercise.  You may pay the exercise price in cash or by check or in any other manner permitted by your Grant Notice, which may include one or more of the following:

(a)                                 Provided that at the time of exercise the Common Stock is publicly traded, pursuant to a program that, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds.  This manner of payment is also known as a “broker-assisted exercise,” “same day sale,” or “sell to cover.”

(b)                                 Provided that at the time of exercise the Common Stock is publicly traded, by delivery to the Company (either by actual delivery or attestation) of already-owned shares of Common Stock that are owned free and clear of any liens, claims, encumbrances or security interests, and that are valued at Fair Market Value on the date of exercise.  “Delivery” for these purposes, in the sole discretion of the Company at the time you exercise your Option, will include delivery to the Company of your attestation of ownership of such shares of Common Stock in a form approved by the Company.  You may not exercise your Option by delivery to the

Company of Common Stock if doing so would violate the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock.

(c)                                  If your Option is a Nonstatutory Stock Option, subject to the consent of the Company at or prior to the time of exercise, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issued upon exercise of your Option by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price.  You must pay any remaining balance of the aggregate exercise price not satisfied by the “net exercise” in cash or other permitted form of payment.  Shares of Common Stock will no longer be outstanding under your Option and will not be exercisable thereafter if those shares (i) are used to pay the exercise price pursuant to the “net exercise,” (ii) are delivered to you as a result of such exercise, and (iii) are withheld to satisfy your tax withholding obligations.

5.                                      WHOLE SHARES.  You may exercise your Option only for whole shares of Common Stock.

6.                                      SECURITIES LAW COMPLIANCE.  In no event may you exercise your Option unless the shares of Common Stock issuable upon exercise are then registered under the Securities Act or, if not registered, the Company has determined that your exercise and the issuance of the shares would be exempt from the registration requirements of the Securities Act.  The exercise of your Option also must comply with all other applicable laws and regulations governing your Option, and you may not exercise your Option if the Company determines that such exercise would not be in material compliance with such laws and regulations.

7.                                      TERM.  You may not exercise your Option before the Date of Grant or after the expiration of the Option’s term.  The term of your Option expires, subject to the provisions of Section 5(h) of the Plan, upon the earliest of the following:

(a)                                 immediately upon the termination of your Continuous Service for Cause;

(b)                                 three (3) months after the termination of your Continuous Service for any reason other than Cause, your Disability or your death (except as otherwise provided in Section 7(d) below); provided, however, that if during any part of such three (3) month period your Option is not exercisable solely because doing so would violate the registration requirements under the Securities Act, your Option will not expire until the earlier of the Expiration Date or until it has been exercisable for an aggregate period of three (3) months after the termination of your Continuous Service; provided further, if during any part of such three (3) month period, the sale of any Common Stock received upon exercise of your Option would violate the Company’s insider trading policy, then your Option will not expire until the earlier of the Expiration Date or until it has been exercisable for an aggregate period of three (3) months after the termination of your Continuous Service during which the sale of the Common Stock received upon exercise of your Option would not be in violation of the Company’s insider trading policy.

(c)                                  twelve (12) months after the termination of your Continuous Service due to your Disability (except as otherwise provided in Section 7(d)) below;

(d)                                 eighteen (18) months after your death if you die either during your Continuous Service or within three (3) months after your Continuous Service terminates for any reason other than Cause;

(e)                                  the Expiration Date indicated in your Grant Notice; or

(f)                                   the day before the tenth (10th) anniversary of the Date of Grant.

If your Option is an Incentive Stock Option, note that to obtain the federal income tax advantages associated with an Incentive Stock Option, the Code requires that at all times beginning on the Date of Grant and ending on the day three (3) months before the date of your Option’s exercise, you must be an employee of the Company or an Affiliate, except in the event of your death or Disability.  The Company has provided for extended exercisability of your Option under certain circumstances for your benefit but cannot guarantee that your Option will necessarily be treated as an Incentive Stock Option if you continue to provide services to the Company or an Affiliate as a Consultant or Director after your employment terminates or if you otherwise exercise your Option more than three (3) months after the date your employment with the Company or an Affiliate terminates.

8.                                      EXERCISE.

(a)                                 You may exercise the vested portion of your Option during its term by (i) delivering a Notice of Exercise (in a form designated by the Company), or making the required electronic election with the Company’s designated broker, and (ii) paying the exercise price and any applicable withholding taxes to the Company’s stock plan administrator, or such other person as the Company may designate, together with such additional documents as the Company may then require.

(b)                                 By exercising your Option you agree that, as a condition to any exercise of your Option, the Company may require you to enter into an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (i) the exercise of your Option, (ii) the lapse of any substantial risk of forfeiture to which the shares of Common Stock are subject at the time of exercise, or (iii) the disposition of shares of Common Stock acquired upon such exercise.

(c)                                  If your Option is an Incentive Stock Option, by exercising your Option you agree that you will notify the Company in writing within fifteen (15) days after the date of any disposition of any of the shares of the Common Stock issued upon exercise of your Option that occurs within two (2) years after the Date of Grant or within one (1) year after the effective date of exercise of the Option.

9.                                      TRANSFERABILITY.  Except as otherwise provided in this Section 9, your Option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you.

(a)                                 Certain Trusts.  Upon receiving written permission from the Board or its duly authorized designee, you may transfer your Option to a trust if you are considered to be the sole beneficial owner (determined under Section 671 of the Code and applicable state law) while the Option is held in the trust.  You and the trustee must enter into transfer and other agreements required by the Company.

(b)                                 Domestic Relations Orders.  Upon receiving written permission from the Board or its duly authorized designee, and provided that you and the designated transferee enter into transfer and other agreements required by the Company, you may transfer your Option pursuant to the terms of a domestic relations order, or official marital settlement agreement that contains the information required by the Company to effectuate the transfer.  You are encouraged to discuss the proposed terms of any division of this Option with the Company prior to finalizing the domestic relations order or marital settlement agreement to help ensure the required information is contained within the domestic relations order or marital settlement agreement.  If your Option is an Incentive Stock Option, your Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer.

(c)                                  Beneficiary Designation.  Upon receiving written permission from the Board or its duly authorized designee, you may, by delivering written notice to the Company, in a form approved by the Company and any broker designated by the Company to handle Option exercises, designate a third party who, on your death, will thereafter be entitled to exercise this Option and receive the Common Stock or other consideration resulting from such exercise.  In the absence of such a designation, your executor or administrator of your estate will be entitled to exercise this Option and receive, on behalf of your estate, the Common Stock or other consideration resulting from such exercise.

10.                               CHANGE IN CONTROL.

(a)                                 If a Change in Control occurs and your Continuous Service with the Company has not terminated as of, or immediately prior to, the effective time of the Change in Control, and if your Option is not continued, assumed or substituted for in accordance with the provisions of Section 9(c)(i) of the Plan, then, as of the effective time of such Change in Control, the vesting and exercisability of your Option shall be accelerated in full.  For clarity, your Option will be considered to be continued, assumed or substituted for if it remains (or is replaced by an award that is) subject to terms and conditions that preserve its intrinsic value as of immediately prior to the Change in Control, provided that it may instead confer the right to receive cash, common stock of the acquiring entity or other consideration paid to the stockholders of the Company pursuant to the Change in Control.

(b)                                 If a Change in Control occurs, your option is continued, assumed or substituted for in accordance with Section 9(c)(i) of the Plan, and as of, or within twelve (12) months after, the effective time of such Change in Control your Continuous Service terminates due to an involuntary termination (not including death or Disability) without Cause or due to a voluntary termination with Good Reason, then, as of the date of termination of Continuous Service, the vesting and exercisability of your option shall be accelerated in full.

11.                               OPTION NOT A SERVICE CONTRACT.

(a)                                 Nothing in this Option Agreement (including, but not limited to, the vesting of your Option or the issuance of shares of Common Stock upon exercise of your

Option), the Plan or any covenant of good faith and fair dealing that may be found implicit in this Option Agreement or the Plan will: (i) confer upon you any right to continue in the employ of, or affiliation with, the Company or an Affiliate; (ii) constitute any promise or commitment by the Company or an Affiliate regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or affiliation; (iii) confer any right or benefit under this Option Agreement or the Plan unless such right or benefit has specifically accrued under the terms of this Option Agreement or Plan; or (iv) deprive the Company of the right to terminate you at will and without regard to any future vesting opportunity that you may have.

(b)                                 The Company has the right to reorganize, sell, spin-out or otherwise restructure one or more of its businesses or Affiliates at any time or from time to time, as it deems appropriate (a “reorganization”).  Such a reorganization could result in the termination of your Continuous Service, or the termination of Affiliate status of your employer and the loss of benefits available to you under this Option Agreement, including but not limited to, the termination of the right to continue vesting in your Option.  This Option Agreement, the Plan, the transactions contemplated hereunder and the vesting schedule set forth herein or any covenant of good faith and fair dealing that may be found implicit in any of them do not constitute an express or implied promise of continued engagement as an employee or consultant for the term of this Option Agreement, for any period, or at all, and will not interfere in any way with the Company’s right to conduct a reorganization.

12.                               WITHHOLDING OBLIGATIONS.

(a)                                 At the time you exercise your Option, in whole or in part, and at any time thereafter as the Company requests, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for, any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or any Affiliate that arise in connection with the exercise of your Option.

(b)                                 If your Option is a Nonstatutory Stock Option, then upon your request and subject to approval by the Company, and compliance with any applicable legal conditions or restrictions, the Company may withhold from fully vested shares of Common Stock otherwise issuable to you upon the exercise of your Option a number of whole shares of Common Stock having a Fair Market Value, determined by the Company as of the date of exercise, not in excess of the statutory maximum applicable tax rate.

(c)                                  You may not exercise your Option unless the tax withholding obligations of the Company and any Affiliate are satisfied.  Accordingly, you may not be able to exercise your Option when desired even though your Option is vested, and the Company will have no obligation to issue a certificate for shares of Common Stock unless such obligations are satisfied.

13.                               TAX CONSEQUENCES. You hereby agree that the Company does not have a duty to design or administer the Plan or its other compensation programs in a manner that minimizes your tax liabilities.  You will not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from your Option or your other compensation. In particular, you acknowledge that your Option is exempt from Section 409A of the Code only if the exercise price per share specified in the Grant Notice is at least equal to the “fair market value” per share of the Common Stock on the Date of Grant and there is no other impermissible deferral of compensation associated with the Option.

14.                               NOTICES.  Any notices provided for in your Option or the Plan will be given in writing (including electronically) and will be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the U.S. mail, postage prepaid, addressed to you at the last address you provided to the Company.  The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and your Option by electronic means or to request your consent to participate in the Plan by electronic means.  By accepting your Option, you consent to receive such documents by electronic delivery and to participate in the Plan through an online or electronic system established and maintained by the Company or another third party designated by the Company.

15.                               GOVERNING PLAN DOCUMENT.  Your Option is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Option, and is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan.  If there is any conflict between the provisions of your Option and those of the Plan, the provisions of the Plan will control.  In addition, your Option (and any compensation paid or shares issued under your Option) is subject to recoupment in accordance with The Dodd—Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any clawback policy adopted by the Company and any compensation recovery policy otherwise required by applicable law.  No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or for a “constructive termination” (or similar term) under any agreement with the Company.

16.                               OTHER DOCUMENTS.  You will be provided the Company’s policy permitting certain individuals to sell shares only during certain “window” periods and the Company’s insider trading policy, in effect from time to time.

17.                               EFFECT ON OTHER EMPLOYEE BENEFIT PLANS.  The value of your Option will not be included as compensation, earnings, salaries, or other similar terms used when calculating your benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.

18.                               VOTING RIGHTS.  You will not have voting or any other rights as a stockholder of the Company with respect to the shares to be issued pursuant to your Option until such shares are issued to you after you have appropriately exercised your Option, in accordance with the terms and conditions of this Option Agreement.   Upon such issuance, you will obtain full voting and other rights as a stockholder of the Company.  Nothing contained in your Option, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.

19.                               SEVERABILITY.  If all or any part of this Option Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Option Agreement or the Plan not declared to be unlawful or invalid.  Any Section of this Option Agreement (or part of such a Section) so declared to be unlawful or invalid will, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

20.                               MISCELLANEOUS.

(a)                                 The rights and obligations of the Company under your Option will be transferable to any one or more persons or entities, and all covenants and agreements hereunder will inure to the benefit of, and be enforceable by the Company’s successors and assigns.

(b)                                 You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Option.

(c)                                  You acknowledge and agree that you have reviewed your Option in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Option, and fully understand all provisions of your Option.

(d)                                 This Option Agreement will be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(e)                                  All obligations of the Company under the Plan and this Option Agreement will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

*                                         *                                         *

This Option Agreement will be deemed to be signed by you upon the signing by you of the Stock Option Grant Notice to which it is attached.

ATTACHMENT II

AMENDED AND RESTATED 2014 EQUITY INCENTIVE PLAN